Exhibit 10.4
THE ALLSTATE CORPORATION
2019 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

[Name]

In accordance with the terms of The Allstate Corporation 2019 Equity Incentive Plan (the "Plan"), pursuant to action of the Compensation and Succession Committee of the Board of Directors, The Allstate Corporation (the "Company") hereby grants to you (the "Participant"), subject to the terms and conditions set forth in this Restricted Stock Unit Award Agreement (including Annexes A and B hereto and all documents incorporated herein by reference), Restricted Stock Units ("RSUs"), as set forth below. Each RSU corresponds to one share of Stock. An RSU is an unfunded and unsecured promise to deliver one share of Stock on the Conversion Date or as otherwise provided herein. Until such Conversion Date, you have only the rights of a general unsecured creditor of the Company and not as a stockholder with respect to the shares of Stock underlying your RSUs.

Number of RSUs Granted:    [_____________]

Date of Grant:	[_____________]

Period of Restriction:	[_______________________________________________]
(subject to Section 2 of Annex A)

Conversion Date:	Each RSU will convert to one share of Stock on the date the restrictions lapse with respect to that RSU (the “Conversion Date”) and will be delivered within 30 days of such date.
Dividend

Equivalent Right:	Each RSU shall include a right to Dividend Equivalents.

RSUs ARE SUBJECT TO FORFEITURE AS PROVIDED IN THIS RESTRICTED STOCK UNIT AWARD AGREEMENT AND THE PLAN.

Further terms and conditions of the Award are set forth in Annexes A and B hereto, which is an integral part of this RSU Award Agreement.

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All terms, provisions, and conditions applicable to the Restricted Stock Unit Award set forth in the Plan and not set forth herein are hereby incorporated by reference herein. To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern. A copy of the Plan is available at the Fidelity NetBenefits® website at www.NetBenefits.com. By accepting this Award as provided in the following sentence, the Participant hereby acknowledges the receipt of a copy of this RSU Award Agreement including Annexes A and B and a copy of the Prospectus and agrees to be bound by all the terms and provisions hereof and thereof. This Award will be deemed accepted if the Participant does not decline this Award by accessing the Fidelity NetBenefits® website at www.NetBenefits.com and selecting the "Decline Grant" option for this Award within 30 days of the Date of Grant.

Attachment:     Annexes A and B

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ANNEX A

TO

THE ALLSTATE CORPORATION
2019 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

Further Terms and Conditions of Award. It is understood and agreed that the Award of RSUs evidenced by the RSU Award Agreement to which this is annexed is subject to the following additional terms and conditions:

1.    Tax Withholding. With respect to the minimum statutory tax withholding required upon the lapse of restrictions on the RSUs, the Participant may elect to satisfy such withholding requirements by tender of previously acquired shares of Stock or by having the Company withhold shares of Stock upon the Conversion Date in accordance with Article 16 of the Plan.

2.    Termination of Employment. Upon the Participant’s Termination of Employment (as defined in the Plan), all RSUs that remain subject to the Period of Restriction shall be treated as follows:

(A)    If the Participant’s Termination of Employment is on account of death or Disability, then all RSUs that remain subject to the Period of Restriction shall immediately become nonforfeitable and the restrictions with respect to the RSUs shall lapse as of the date of such Termination of Employment.

(B)     If the Participant’s Termination of Employment is on account of Retirement,

(i)    any RSUs that remain subject to the Period of Restriction and were granted more than twelve (12) months prior to the date of Retirement, and

(ii)    a prorated portion of any RSUs that remain subject to the Period of Restriction that were granted within twelve (12) months of the date of Retirement (such proration to be determined by multiplying the Number of RSUs Granted by a fraction, the numerator of which is the number of days the Participant was employed since the Date of Grant and the denominator of which is 365)

will remain subject to the Period of Restriction set forth on the first page of this RSU Award Agreement. The remaining portion of the RSUs that do not remain subject to the Period of Restriction shall be forfeited.

(C)    If the Participant’s Termination of Employment is on account of Retirement and if the Participant dies after such Termination of Employment but before the end of the Period of Restriction, then the restrictions with respect to all RSUs that remain subject to the Period of Restriction pursuant to subsection 2(B) shall be deemed to have lapsed and such RSUs shall be paid in Stock within 60 days of the date of death.

(D)    If the Termination of Employment occurs as a result of conduct leading to immediate termination pursuant to Company or Subsidiary policy based on:

(i)dishonesty, such as theft, fraud, embezzlement, or falsification of Company or Subsidiary documents;

(ii)conviction of, or entering of a plea of nolo contendere to, a crime that constitutes a felony;
(iii)acts of physical harm or violence to the property or assets of the Company, to any employee or customer of the Company or any Subsidiary, or to any independent contractor or service provider who provides services to the Company or any Subsidiary; or
(iv)harassment or discriminatory conduct based on sex, race, color, religion, age, disability, citizenship, national origin, sexual orientation, or status as a veteran involving any employee or customer of the Company or any Subsidiary, or any independent contractor or service provider who provides services to the Company or any Subsidiary;
then all RSUs that remain subject to the Period of Restriction shall be forfeited as of the end of the day of such Termination of Employment.

A Participant whose Termination of Employment occurs as a result of conduct leading to immediate termination for the conduct outlined in this subsection 2(D), is not eligible for the post-termination equity treatment outlined in subsections 2(B) and 2(C).

(E)    If the Termination of Employment occurs during the Post-Change Period and

(i) the Participant’s Termination of Employment is initiated by the Employer other than for Cause, death, or Disability, or

(ii) the Participant is eligible to participate in The Allstate Corporation Change in Control Severance Plan (the "CIC Plan") and the Participant’s Termination of Employment is initiated by the Participant for Good Reason, all RSUs that remain subject to the Period of Restriction shall immediately become nonforfeitable and the restrictions with respect to the RSUs shall lapse as of the date of such Termination of Employment.

(F)    If the Participant’s Termination of Employment is on account of any other reason, including Termination of Employment for violation of the Allstate Global Code of Conduct which results in a recovery under The Allstate Corporation Clawback Policy, then all RSUs that remain subject to the Period of Restriction shall be forfeited as of the end of the day of such Termination of Employment.

3.    Clawback Policy. This award and any stock, cash or other proceeds resulting from the lapse of restrictions and conversion of this award, as well as any cash incentive compensation for which the Participant may be eligible, are subject to The Allstate Corporation Clawback Policy adopted by the Compensation and Succession Committee and attached as Annex B.

4.    Non-Solicitation. While employed and for the one-year period starting on the date of Termination of Employment, any Participant who has received an Award under the Plan shall not, directly or indirectly:
(i)    other than in connection with the good-faith performance of his or her normal duties and responsibilities as an employee of the Company or any Subsidiary, encourage any employee or agent of the Company or any Subsidiary to terminate his or her relationship with the Company or any Subsidiary;

(ii)    employ, engage as a consultant or adviser, or solicit the employment or engagement as a consultant or adviser of, any employee or agent of the Company or Subsidiary (other than by the Company or its Subsidiaries), or cause or encourage any Person to do any of the foregoing;
(iii)    establish (or take preliminary steps to establish) a business with, or encourage others to establish (or take preliminary steps to establish) a business with, any employee or exclusive agent independent contractor of the Company or its Subsidiaries that would interfere with the relationship between the Company or its Subsidiaries and the employee or agent; or
(iv)    interfere with the relationship of the Company or its Subsidiaries with, or endeavor to entice away from the Company or its Subsidiaries, any Person who or which at any time since the Participant's hire date was or is a material customer or material supplier of, or maintained a material business relationship with, the Company or its Subsidiaries.
If a Participant violates any of the non-solicitation provisions set forth above, to the extent permitted by applicable law, the Board or the Committee may, to the extent permitted by applicable law,

(i)    cancel or cause to be cancelled any or all of the Participant's outstanding Awards granted after May 19, 2009;

(ii)    recover or cause to be recovered any or all Proceeds resulting from any sale or other disposition (including to the Company) of shares of Stock issued or issuable upon vesting, settlement, or exercise, as the case may be, of any Award granted after May 19, 2009, if the sale or disposition was effected on or after the date that is one year prior to the date on which the Participant first violated any such non-solicitation provisions; and/or

(iii)    recover or cause to be recovered any cash paid or shares of Stock issued to the Participant in connection with any vesting, settlement, or exercise of an Award granted after May 19, 2009, if the vesting, settlement, or exercise occurred on or after the date that is one year prior to the date on which the Participant first violated any such the non-solicitation provisions.

5.    Non-Competition. Any Participant who has received an Award under the Plan on and after May 21, 2013, that remains subject to a Period of Restriction or other performance or vesting condition, shall not, for the one-year period following the date of Termination of Employment, directly or indirectly engage in, own or control an interest in, or act as principal, director, officer, or employee of, or consultant to, any firm or company that is a Competitive Business. “Competitive Business” is defined as a business that designs, develops, markets, or sells a product, product line, or service that competes with any product, product line, or service of the division in which Participant works. This Section is not meant to prevent Participant from earning a living, but rather to protect the Company’s legitimate business interests. A Participant is not subject to this non-competition provision if:

(i)    employed in any jurisdiction where the applicable law prohibits such non-competition provision; or

(ii)    Termination of Employment occurs during a Post-Change Period and:

(A)    the Participant’s Termination of Employment is initiated by the Employer other than for Cause, death, or Disability, or

(B)     the Participant is a participant in the CIC Plan and the Participant’s Termination of Employment is initiated by the Participant for Good Reason.

If a Participant violates the non-competition provision set forth above, the Board or the Committee may, to the extent permitted by applicable law, cancel or cause to be cancelled any or all of the Participant's outstanding Awards granted on or after May 21, 2013, that remain subject to a Period of Restriction or other performance or vesting condition as of the date on which the Participant first violated the non-competition provision.

6.    No Limitation on Other Rights; Blue Pencil. Nothing contained in Sections 4 and 5 shall be deemed to (i) limit any additional legal or equitable rights or remedies the Company may have under applicable law with respect to any Participant who may have violated the non-solicitation or non-competition provisions in the Plan or in any other plan, policy, agreement, or arrangement or (ii) affect any other non-solicitation, non-competition, or other restrictive covenants to which a Participant is subject. If any of the covenants contained in Sections 4 and 5 or any part thereof, are held to be unenforceable, the court making such determination shall have the power to revise or modify such provision to make it enforceable to the maximum extent permitted by applicable law and, in its revised or modified form, said provision shall then be enforceable.
7.    Dividend Equivalent Right. Each RSU entitles a Participant to receive a cash amount (less applicable withholding) equal to the sum of all regular dividend payments as would have been made in respect of each share of Stock underlying such RSUs if the Participant were the holder of such shares during the period commencing on the Date of Grant and ending on the Conversion Date. The dividend equivalent payments will accrue during such period and will be paid within 30 days of the Conversion Date of such RSUs.

Dividend equivalent accruals shall be made only with respect to such RSUs that were outstanding on the applicable dividend record date.

8.    Ratification of Actions. By accepting the RSU Award or other benefit under the Plan, the Participant and each person claiming under or through him shall be conclusively deemed to have indicated the Participant's acceptance and ratification of, and consent to, any action taken under the Plan or the RSU Award by the Company, the Board, or the Compensation and Succession Committee.

9.    Notices. Any notice hereunder to the Company shall be addressed to its Equity Plan Administration Office and any notice hereunder to the Participant shall be addressed to the Participant at his or her most recent home address on file with the Company, subject to the right of either party to designate at any time hereafter in writing some other address.

10.    Governing Law and Severability. To the extent not preempted by Federal law, the RSU Award Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law provisions. In the event any provision of this RSU Award Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this RSU Award Agreement, and this RSU Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

11.    Definitions. In addition to the following definitions, capitalized terms not otherwise defined herein shall have the meanings given them in the Plan.
"Board Turnover" – see clause (c) of the definition of "Change in Control."

"Cause" for those Participants who are not eligible to participate in the CIC Plan, means a Participant’s Termination of Employment for actions which would constitute conduct leading to immediate termination pursuant to Company policy. If a Participant is a participant in the CIC Plan, "Cause" means “Cause” as that term is defined in the CIC Plan on the Date of Grant.
"Change in Control" means, except as otherwise provided at the end of this definition, the occurrence of any one or more of the following:

(a) (Voting Power) any Person or group (as such term is defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), other than a Subsidiary or any employee benefit plan (or any related trust) of the Company or any of its Subsidiaries, acquires or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons, ownership of stock of the Company possessing 30% or more of the combined voting power of all Voting Securities of the Company (such a Person or group that is not a Similarly Owned Company (as defined below), a "More than 30% Owner"), except that no Change in Control shall be deemed to have occurred solely by reason of such ownership by a corporation with respect to which both more than 70% of the common stock of such corporation and Voting Securities representing more than 70% of the combined voting power of the Voting Securities of such corporation are then owned, directly or indirectly, by the Persons who were the direct or indirect owners of the common stock and Voting Securities of the Company immediately before such acquisition in substantially the same proportions as their ownership, immediately before such acquisition, of the common stock and Voting Securities of the Company, as the case may be (a "Similarly Owned Company"); or

(b) (Majority Ownership) any Person or group (as such term is defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), other than a Subsidiary or any employee benefit plan (or any related trust) of the Company or any of its Subsidiaries, acquires ownership of more than 50% of the voting power of all Voting Securities of the Company or of the total fair market value of the stock of the Company (such a Person or group that is not a Similarly Owned Company, a "Majority Owner"), except that no Change in Control shall be deemed to have occurred solely by reason of such ownership by a Similarly Owned Company; or

(c) (Board Composition) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election ("Board Turnover"); or

(d) (Reorganization) the consummation of a merger, reorganization, consolidation, or similar transaction, or of a plan or agreement for the sale or other disposition of all or substantially all of the consolidated assets of the Company, or a plan of liquidation of the Company (any of the foregoing, a "Reorganization Transaction") that, does not qualify as an Exempt Reorganization Transaction.

Notwithstanding anything contained herein to the contrary: (i) no transaction or event shall constitute a Change in Control for purposes of this Agreement unless the transaction or event constituting the Change in Control also constitutes a change in the ownership of a corporation (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)), a change in effective control of a corporation (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi)) or a change in the ownership of a substantial portion of the assets of a corporation (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii)); and (ii) no sale or disposition of one or more Subsidiaries ("Sale Subsidiary") or the assets thereof shall constitute a Change in Control for purposes of this Agreement if the investments in and advances by the Company and its Subsidiaries (other than the Sale Subsidiaries) to such Sale Subsidiary as of immediately prior to the sale or disposition determined in accordance with Generally Accepted Accounting Principles ("GAAP") (but after intercompany eliminations and net of the effect of intercompany reinsurance) are less than 51% of the Consolidated Total Shareholders’ Equity of the Company as of immediately prior to the sale or disposition. Consolidated Total Shareholders’ Equity means, at any date, the total shareholders’ equity of the Company and its Subsidiaries at such date, as reported in the consolidated financial statements prepared in accordance with GAAP.

"Exempt Reorganization Transaction" means a Reorganization Transaction that fails to result in (a) any Person or group (as such term is defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)) becoming a More than 30% Owner or a Majority Owner, (b) Board Turnover, or (c) a sale or disposition to any Person or group (as such term is defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)) of the assets of the Company that have a total Gross Fair Market Value (as defined below) equal to at least forty percent (40%) of the total Gross Fair Market Value of all of the assets of the Company immediately before such transaction.

“CIC Plan” – see subsection 2(E).
"Good Reason" means “Good Reason” as that term is defined in the CIC Plan on the Date of Grant.

"Gross Fair Market Value" means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

"Majority Owner" – see clause (b) of the definition of "Change in Control."
"More than 30% Owner" – see clause (a) of the definition of "Change in Control."

"Post-Change Period" means the period commencing on the date on which a Change in Control first occurs and ending on the second anniversary of the date on which a Change in Control first occurs.

"Reorganization Transaction" – see clause (d) of the definition of "Change in Control."

"Similarly Owned Company" -- see clause (a) of the definition of "Change in Control."

ANNEX B

TO

THE ALLSTATE CORPORATION
2019 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

The Allstate Corporation
Clawback Policy

Effective February 19, 2020

The Compensation and Succession Committee of the Board of Directors of The Allstate Corporation believes that it is appropriate to have a policy regarding the recoupment of incentive compensation from Award Recipients. The Allstate Corporation Clawback Policy (the “Policy”) reads as follows:

I.	Recoupment

1)    If the Company is required to undertake a Restatement, then the Committee may seek to recover all or any portion of the Recoverable Incentive received by any Award Recipient during the Applicable Period; or

2)    If an Award Recipient is terminated for Improper Conduct and such Improper Conduct either has resulted in, or could reasonably be expected to result in, a Material Adverse Impact, then the Committee may seek to recover all or any portion of the Recoverable Incentive paid to such Award Recipient during the Applicable Period.

II.	Definitions

For purposes of this Policy, the following terms shall have the following meanings:

1) “Applicable Period” means (i) in the case of any Restatement, the three-year period preceding the date of the Restatement and (ii) in the case of any Improper Conduct, the three-year period preceding the date of the Award Recipient’s termination of employment.

2) “Award Recipient” means any person who is or was during the Applicable Period an executive officer of the Company designated by the Board of Directors as a Section 16 officer under the Exchange Act (or any successor rule) or an Executive Vice President, as designated on the payroll system of the Company or any subsidiary.

3) “Committee” means the Compensation and Succession Committee with respect to any recovery determination under this Clawback Policy. The Committee has the sole and absolute discretion to interpret, apply, enforce and make all determinations pursuant to the policy.

4) “Company” means The Allstate Corporation.

5) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
6) “Improper Conduct” means a violation of the Allstate Global Code of Conduct, as it is amended from time to time, occurring after the effective date of this Policy and within the five-year period preceding the Award Recipient’s termination of employment.

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7)  “Material Adverse Impact” means any material adverse impact on the reputation of, or a material adverse economic consequence for, the Company or any subsidiaries, including direct harm to shareholders, reputational harm that adversely affects customer or investor confidence, damage to the Company’s competitiveness, stock price or long-term shareholder value.

8) “Recoverable Incentive” means

(i) in the case of a Restatement, the amount subject to repayment shall be an amount up to the amount (determined on a tax-neutral basis) of such:

(a)    cash incentive compensation including awards under the Annual Executive Incentive Plan paid during the Applicable Period that exceeded the amount of cash incentive compensation that otherwise would have been paid had it been determined based on the Restatement, as determined by the Committee;

(b)    performance stock awards that vested during the Applicable Period that exceeded the number of performance stock awards that otherwise would have been vested had it been determined based on the Restatement, as determined by the Committee;

(c)    restricted stock units that vested in each year of the Applicable Period, the repayment amount to be determined by:

(1) if the original cash incentive funding for such year was greater than 100% and the recalculated cash incentive funding is greater than 100%, then no restricted stock units will be subject to clawback;

(2)
If the original cash incentive funding for such year was greater than 100% and the recalculated cash incentive funding is less than 100%, then the portion of the restricted stock units vested in the respective fiscal year which are subject to clawback will be based on the difference between 100% and the recalculated cash incentive percentage;

(3)
If the original cash incentive funding for such year was less than 100%, then the portion of the restricted stock units vested in the respective fiscal year which are subject to clawback will be based on the difference between the original cash incentive funding and the recalculated cash incentive funding percentage.

(ii)  in the case of any termination for Improper Conduct, the amount of any incentive compensation (determined on a tax-neutral basis) including cash paid and equity awards vesting during the period beginning with the date the Improper Conduct first began and ending on the date of termination for Improper Conduct. With respect to performance stock awards that are subject to recovery pursuant to this provision, the pro-rata portion of performance stock awards representing the period before the Improper Conduct first began will not be subject to recovery.

9) “Restatement” means any material restatement (occurring after the effective date of this
Policy) of any of the Company’s financial statements that have been filed with the SEC under the Exchange Act or the Securities Act of 1933, as amended, within the five-year period preceding the date of the Restatement.

10) “SEC” means the Securities and Exchange Commission.

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III.	Committee Administration

The authority to manage the operation and administration of this Policy is vested in the Committee. The Committee may seek to recover all or any portion of the Recoverable Incentive, taking into account the following considerations as it determines appropriate:

• The likelihood of success of recouping the compensation under governing law relative to the effort involved;
• Whether the recoupment may prejudice the Company’s or any subsidiary’s interest in any related proceeding or investigation;
• Whether the expense required to recoup the compensation is likely to exceed the Recoverable Incentive;
• The passage of time since the occurrence of the Improper Conduct;
• Any pending legal action related to the Improper Conduct; and
• Any other factors the Committee may deem appropriate under the circumstances.

Subject to applicable law, the Committee may seek to recoup such Recoverable Incentive in the manner it chooses including by requiring any affected Award Recipient to repay such amount to the Company or any subsidiary; by set-off; by reducing future compensation; or by such other means or combination of means as the Committee determines to be appropriate. In addition, the Committee may determine whether and to what extent additional action is appropriate to address the circumstances surrounding such Restatement or such Termination for Improper Conduct so as to minimize the likelihood of any recurrence and to impose such other discipline as it determines appropriate.

The return of the Recoverable Incentive is in addition to and separate from any other relief available to the Company or any other actions as may be taken by the Committee in its sole discretion.

IV.	Choice of Law and Blue Pencil

This Policy, and all determinations made and actions taken pursuant to this Policy, shall be governed by the laws of the state of Delaware and applicable federal laws, excluding any conflicts or choice of law rule or principle.

In the event that any provision of this Policy is unenforceable under applicable law, the validity or enforceability of the remaining provisions will not be affected. To the extent any provision of this Policy is determined by a court or arbitrator to be unenforceable, a court or arbitrator shall interpret or modify the Policy, to the extent necessary, for it to be enforceable to the maximum extent possible.  The provisions of this Policy will, where possible, be interpreted so as to sustain its legality and enforceability.

V.	Arbitration

All aspects of any dispute between an Award Recipient and the Company (including a dispute with any of its subsidiaries) that includes a controversy or claim arising out of or relating to this Policy or the breach thereof (including any aspects of such dispute that are in addition to those relating to this Policy or breach thereof) shall be settled by final, binding and non-appealable arbitration in accordance with the terms of the Mutual Arbitration Agreement entered into by and between the Award Recipient and the Company or any subsidiary.

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